EXHIBIT 5.1

[ELLIS FUNK, P.C. LETTERHEAD]

December    , 2006

Allegiant Travel Company
Suite B-9
3301 N. Buffalo Dr.
Las Vegas, NV 89129

Dear Sirs:

        In connection with the Registration Statement on Form S-1, Registration No. 333-134145 (the "Registration Statement"), filed by Allegiant Travel Company, a Nevada corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), relating to the public offering of up to 5,750,000 shares of the Company's Common Stock, par value $0.001 per share (the "Common Stock") (including up to 750,000 shares of Common Stock which may be purchased by the underwriters if the underwriters exercise the option granted to them by the Company to cover overallotments, if any), we, as counsel for the Company, have examined such corporate records, other documents and questions of law as we have considered necessary or appropriate for the purposes of this opinion. Our opinion set forth below is limited to the internal corporate law of the State of Nevada, including the statutory provisions thereof and all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws.

        We assume that appropriate action will be taken, prior to the offer and sale of the shares of Common Stock, to register and qualify such shares for sale under applicable state securities or "blue sky" laws.

        Based on the foregoing, we advise you that in our opinion the shares of Common Stock being sold pursuant to the Registration Statement have been duly and validly authorized and, when issued and sold in the manner contemplated by the Purchase Agreement, a form of which has been filed as an exhibit to the Registration Statement (the "Purchase Agreement") and the documents contemplated thereby, and upon receipt by the Company of payment therefor as provided in the Purchase Agreement, will be legally issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus contained therein. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

        The opinion expressed herein is solely for your benefit, and may be relied upon only by you.

Very truly yours,
/s/ Ellis Funk, P.C.